Exhibit 5.1

650 Page Mill Road Palo Alto, CA 94304-1050 PHONE 650.493.9300 FAX 650.493.6811 www.wsgr.com

September 12, 2018

Avinger, Inc.

400 Chesapeake Drive

Redwood City, California 94063

Re:                             Avinger, Inc. Registration Statement on Form S-1

Ladies and Gentlemen:

This opinion is furnished to you in connection with the Registration Statement on Form S-1, as amended (the “Registration Statement”), filed by Avinger, Inc. (the “Company”) with the Securities and Exchange Commission in connection with the registration under the Securities Act of 1933, as amended, of up to 1,083,091 shares of the Company’s common stock, $0.001 par value per share (the “Shares”), to be offered by certain selling stockholders (the “Selling Stockholders”). We understand that the Shares being offered by the Selling Stockholders have been or may be issued pursuant to certain warrants issued by the Company to the Selling Stockholders on or about July 12, 2018 (the “Warrants”) and resold to the public as described in the above-referenced registration statement.

We are acting as counsel for the Company in connection with the sale of the Shares by Selling Stockholders. In such capacity, we have examined originals or copies, certified or otherwise identified to our satisfaction, of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary for the purposes of rendering this opinion. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity with the originals of all documents submitted to us as copies, the authenticity of the originals of such documents and the legal competence of all signatories to such documents.

We express no opinion herein as to the laws of any state or jurisdiction other than the General Corporation Law of the State of Delaware (including the statutory provisions and all applicable judicial decisions interpreting those laws) and the federal laws of the United States of America.

On the basis of the foregoing, we are of the opinion, that the 1,083,091 Shares to be issued and sold by the Selling Stockholders have been duly authorized, and when issued in accordance with the Warrants, will be legally and validly issued, fully paid and non-assessable.

We consent to the use of this opinion as an exhibit to the Registration Statement, and we consent to the reference of our name under the caption “Legal Matters” in the prospectus forming part of the Registration Statement.

Very truly yours,

/s/ Wilson Sonsini Goodrich & Rosati

WILSON SONSINI GOODRICH & ROSATI
Professional Corporation

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